SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             THE VALSPAR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             THE VALSPAR CORPORATION

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                FEBRUARY 24, 1999

     The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 24, 1999 at 11:00 A.M., for the following purposes:

     1.   To elect four directors (Class I) for a term of three years;

     2. To approve amendments to the Corporation's 1991 Stock Option Plan to permit compliance with Internal Revenue Code Section 162(m) and to increase the number of shares reserved for issuance under the Plan;

     3. To approve the Corporation's Amended and Restated Key Employee Annual Bonus Plan to permit compliance with Internal Revenue Code Section 162(m);

     4. To ratify the appointment of independent auditors to examine the Corporation's accounts for the fiscal year ending October 29, 1999; and

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Stockholders of record at the close of business on December 31, 1998 are entitled to notice of and to vote at the meeting.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 30, 1998 also accompanies this Notice.

                                        By Order of the Board of Directors,



                                        ROLF ENGH,
                                        SECRETARY


Approximate Date of Mailing of Proxy Material:
January 22, 1999



       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             THE VALSPAR CORPORATION

                             1101 THIRD STREET SOUTH
                                  P.O. BOX 1461
                          MINNEAPOLIS, MINNESOTA 55440

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 24, 1999

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders. A stockholder giving a proxy may revoke it at any time before it is exercised by giving written notice of revocation to the Office of the Secretary of the Corporation.

     Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram, or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

     If a stockholder abstains from voting on any matter, the Corporation intends to count the abstention as present for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business. Additionally, the Corporation intends to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Abstentions and non-votes will not be counted as votes cast for or against items submitted for a vote of stockholders. Therefore, abstentions and broker non-votes have the same effect as votes against the proposals.


                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

     In accordance with the Corporation's By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently ten directors serving on the Board of Directors. The terms of Class I directors will expire at the annual meeting in 1999. The Board of Directors has nominated Thomas R. McBurney, Richard M. Rompala, Michael P. Sullivan and C. Angus Wurtele for re-election as Class I directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the four nominees listed in Class I below, to hold office until the annual meeting in 2002 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

        NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS

--------------------------------------------------------------------------------
                   CLASS I NOMINEES FOR TERM EXPIRING IN 2002
--------------------------------------------------------------------------------
THOMAS R. MCBURNEY        President, McBurney Management Advisors,
 Director since 1987      a management consulting firm for small businesses
 Age -- 60

Mr. McBurney has held his present position as President since 1990. Mr. McBurney is also a director of Wenger Corporation, Space Center Enterprises, Inc., Allina Health System, Strategist Fund Group and Greenspring Companies.
--------------------------------------------------------------------------------
RICHARD M. ROMPALA        Chairman, President and Chief Executive Officer
 Director since 1994      of the Corporation
 Age -- 52

Mr. Rompala has held his present position as Chairman since February 1998, Chief Executive Officer since October 1995 and President since March 1994. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. Mr. Rompala is also a director of Kerr-McGee Corporation and Olin Corporation.
--------------------------------------------------------------------------------
MICHAEL P. SULLIVAN       President and Chief Executive Officer,
 Director since 1990      International Dairy Queen, Inc.
 Age -- 64

Mr. Sullivan has held his present position as President and Chief Executive Officer since 1987. Mr. Sullivan is also a director of International Dairy Queen, Inc., Allianz Life Insurance Company of North America and Opus U.S. Corporation.
--------------------------------------------------------------------------------
C. ANGUS WURTELE          Retired Chairman of the Board of the Corporation
 Director since 1970
 Age -- 64

Mr. Wurtele retired as Chairman of the Board in February 1998. Prior to 1998, Mr. Wurtele served as Chairman of the Board since 1973 and Chief Executive Officer from 1970 through October 1995. Mr. Wurtele is also a director of General Mills, Inc., Bemis Company, Inc. and IDS Mutual Fund Group.
--------------------------------------------------------------------------------
               CLASS II DIRECTORS CONTINUING IN OFFICE UNTIL 2000
--------------------------------------------------------------------------------
SUSAN S. BOREN            Director, SpencerStuart
 Director since 1991
 Age -- 51

Ms. Boren is Director-Minneapolis office of SpencerStuart, an executive search firm, since May 1998. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values. Previously, she served for 15 years as an executive with Dayton Hudson Corporation in senior financial, human resources, and operating and marketing positions. Ms. Boren is also a director of Dain Rauscher Corporation.
--------------------------------------------------------------------------------

       NAMES, PRINCIPAL OCCUPATIONS FOR THE PAST FIVE YEARS AND SELECTED
              OTHER INFORMATION CONCERNING NOMINEES AND DIRECTORS
--------------------------------------------------------------------------------
JEFFREY H. CURLER         President and Chief Operating Officer,
 Director since 1997      Bemis Company, Inc.
 Age -- 48

Mr. Curler has held his present position as President since May 1996 and Chief Operating Officer since May 1998. Prior to 1996, Mr. Curler served as Executive Vice President since 1991. Mr. Curler is also a director of Bemis Company, Inc.
--------------------------------------------------------------------------------
EDWARD B. POLLAK          Vice President-Asia Pacific,
 Director since 1997      Witco Corporation
 Age -- 64

Mr. Pollak has held his present position as Vice President -- Asia Pacific since August 1997. Prior to 1997, Mr. Pollak served as Vice President -- International, OSi Specialties, Inc., a subsidiary of Witco Corporation since 1994. Prior to 1994, Mr. Pollak served as Corporate Senior Vice President of Olin Corporation since 1991.
--------------------------------------------------------------------------------
               CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL 2001
--------------------------------------------------------------------------------
KENDRICK B. MELROSE       Chairman and Chief Executive Officer,
 Director since 1984      The Toro Company
 Age -- 58

Mr. Melrose has held his present position as Chief Executive Officer since 1983 and Chairman since 1987. Mr. Melrose is also a director of SurModics, Inc., Donaldson Company, Inc., Jostens, Inc. and The Toro Company.
--------------------------------------------------------------------------------
GREGORY R. PALEN          Chairman and Chief Executive Officer,
 Director since 1992      Spectro Alloys Corporation; Chief Executive
 Age -- 43                Officer, Palen/Kimball Company

Mr. Palen has held his present position as Chairman and Chief Executive Officer with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1988. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993 and previously had been President since 1983. Mr. Palen is also a director of Palen/Kimball Company, North Central Life Insurance Company, Summit Leasing, Spectro Alloys Corporation, Polaris Industries Inc. and Conduit Software, Inc.
--------------------------------------------------------------------------------
LAWRENCE PERLMAN          Chairman and Chief Executive Officer,
 Director since 1992      Ceridian Corporation
 Age -- 60

Mr. Perlman has been Chairman of the Board since November 1992 and Chief Executive Officer since 1990. Mr. Perlman served as President from 1990 through March 1998. Mr. Perlman is also a director of Seagate Technology, Inc., Amdocs Limited and Computer Network Technology.
--------------------------------------------------------------------------------

BOARD COMMITTEES

     The standing committees of the Board of Directors for 1998 were as follows:

       NAME OF COMMITTEE        MEMBERSHIP
       -----------------        ----------

       Audit Committee          Susan S. Boren -- Chair, Jeffrey H. Curler,
                                Thomas R. McBurney, Kendrick B. Melrose,
                                Gregory R. Palen, Lawrence Perlman, Edward B.
                                Pollak, Michael P. Sullivan and C. Angus Wurtele

       Executive Committee      Thomas R. McBurney, Richard M. Rompala --
                                Chair and C. Angus Wurtele

       Compensation Committee   Susan S. Boren, Thomas R. McBurney, Kendrick
                                B. Melrose, Lawrence Perlman and Michael P.
                                Sullivan -- Chair

       Governance Committee     Susan S. Boren, Jeffrey H. Curler, Thomas R.
                                McBurney, Kendrick B. Melrose, Gregory R.
                                Palen, Lawrence Perlman, Edward B. Pollak,
                                Michael P. Sullivan and C. Angus Wurtele --
                                Chair

     The Board of Directors met seven times during fiscal 1998.

     The Audit Committee held two meetings during the fiscal year at which it reviewed the extent and scope of the audit and non-audit services provided by the Corporation's independent accountants, reviewed internal accounting procedures and controls with the Corporation's financial and accounting staff, and reviewed the comments made by the independent accountants in their letter of recommendation to management.

     The Governance Committee held three meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations and other matters related to corporate governance.

     The Compensation Committee held four meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

     The Governance Committee will consider nominees for Board membership submitted by stockholders. Any such recommendation should be submitted in writing to the Corporation in care of Corporate Secretary, at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Candidates for director should be persons with broad training and experience in their chosen fields and who have earned distinction in their activities.

     During fiscal 1998, each director attended 75% or more of the meetings of the Board and of the committees on which the director served, with the exception of Mr. Perlman who attended 5 of 7 such meetings.

DIRECTOR COMPENSATION

     Directors who are not officers of the Corporation receive an annual fee of $28,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $31,000 and the Chair of the Governance Committee receiving an annual fee of $38,000. Prior to January 1, 1999, directors who were not officers of the Corporation received an annual fee of $28,000. At a director's option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. In addition, commencing with the 1999 annual meeting, each non-employee director will automatically be granted on the date of each annual meeting of stockholders a non-qualified stock option under the Corporation's Stock Option Plan for Non-Employee Directors with a value equal to one-half of the amount of the current retainer paid for the preceding fiscal year. The per share option exercise price will be equal to 100% of the Fair Market Value of the Corporation's Common Stock on the date of grant. The number of shares subject to the option will be determined by using the same option valuation model used to value options for purposes of the notes to the Corporation's audited financial statements for the prior fiscal year. Each option will be immediately exercisable in full, have a term of ten years and be nontransferable during the lifetime of the optionee. Prior to 1999, each non-employee director received a grant of restricted stock under the Corporation's Restricted Stock Plan for Non-Employee Directors with the number of shares granted determined by dividing one-half of the director fees earned during the most recently ended fiscal year by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date of the annual meeting. This plan was terminated following the issuance of the restricted stock grant that was earned for services during 1997.

                              CERTAIN TRANSACTIONS

     The Leveraged Equity Purchase Plan (the "LEPP"), which was approved by the stockholders in February 1991, provides key employees (including executive officers) with loans from the Corporation, up to an aggregate amount of $6,000,000, to permit them to acquire Common Stock of the Corporation in the open market. The LEPP is administered by the Compensation Committee, with the Committee selecting the individuals to be granted loans and determining the size of such loans. A participant may borrow from the Corporation 90% of the cost of the shares being purchased, such loan being evidenced by a nonrecourse promissory note bearing interest at a reasonable market rate and having a term up to five years. All loans reflected in the table below were granted in fiscal 1994, 1995 and 1996 and bear an interest rate of 6.5%, 8% and 6.5%, respectively. The following lists each director and executive officer whose loan from the Corporation exceeded $60,000 at any time during fiscal 1998, and indicates (i) the largest loan amount outstanding for such director and officer at any time since November 1, 1997, and (ii) the loan amount outstanding for such director and officer as of December 31, 1998:

                                   LARGEST AMOUNT
             NAME OF                 OUTSTANDING            AMOUNT OUTSTANDING
         EXECUTIVE OFFICER      SINCE NOVEMBER 1, 1997   AS OF DECEMBER 31, 1998
       ----------------------   ----------------------   -----------------------

       Larry B. Brandenburger          $198,987                 $162,853
       Stephen M. Briggs                201,342                  154,602
       Rolf Engh                        163,541                  108,691
       Steven L. Erdahl                 178,804                  137,186
       Joel C. Hart                     174,020                  169,660
       William L. Mansfield             137,448                        0
       Paul C. Reyelts                  163,993                  109,383
       Richard M. Rompala               910,754                  798,326
       Robert T. Smith                  202,237                  198,070
       Thomas A. White                  212,664                  212,664
       C. Angus Wurtele                 135,531                   25,875

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Corporation's directors, executive officers and beneficial owners of more than 10% of the Common Stock of the Corporation to file with the Securities and Exchange Commission ("SEC") certain reports regarding the ownership or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 30, 1998 and except as set forth below, the Corporation has complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 5 on behalf of Mr. Robert T. Smith and Mr. Thomas
A. White, executive officers of the Corporation, reporting the purchase and subsequent dividend reinvestment of Common Stock under the Corporation's payroll deduction plan, due to an inadvertent omission by the Corporation. Both Forms 5 were promptly filed upon discovery of the oversights.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows, for the fiscal years ended October 30, 1998, October 31, 1997 and October 25, 1996, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to Richard M. Rompala, the Corporation's President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation (together with Mr. Rompala, the "Named Executives"):

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL                       LONG TERM
                                           COMPENSATION               COMPENSATION AWARDS
                                        ------------------   ------------------------------------
                                                             RESTRICTED STOCK         OPTIONS           ALL OTHER
NAME AND PRINCIPAL POSITION*   YEAR     SALARY    BONUS(1)     AWARDS(2)(3)     (NO. OF SHARES)(4)   COMPENSATION(5)
----------------------------   ----     ------    --------   ----------------   ------------------   ---------------
Richard M. Rompala             1998    $574,238    $     0       $597,208              45,000            $73,789
 Chairman, President and       1997     559,620     72,751        640,206              12,600             66,558
 Chief Executive Officer       1996     497,698     54,747        348,388             114,230             40,315

Paul C. Reyelts                1998     256,462          0        226,968              15,000             34,025
 Vice President, Finance       1997     257,308     33,450        232,606               5,900             31,402
                               1996     236,827     26,051        163,410               5,140             29,182

Steven L. Erdahl               1998     233,885          0        243,240              11,000             30,636
 Vice President, Industrial    1997     230,192     29,925        161,134               4,900             27,694
 Group                         1996     207,885     22,867        135,124               1,990             25,708

William L. Mansfield           1998     243,885     19,999        159,989              14,000             31,007
 Vice President, Packaging     1997     239,423     31,125        215,480               4,300             28,365
 Group                         1996     211,827     23,301        118,623               7,020             29,109

Stephen M. Briggs              1998     233,885     26,312        157,872              13,000             33,758
 Vice President, Consumer      1997     230,192     63,303        200,268               6,100             29,231
 Group                         1996     207,885     44,071        127,225               3,290             27,850

--------------------
 *   As of October 30, 1998.

(1) Includes, for these fiscal years, (i) cash bonuses under the Incentive Bonus Plan and (ii) deferred bonuses awarded pursuant to the Deferred Bonus Plan for Management during 1997 and 1996, subject to forfeiture if the individual voluntarily terminates employment or is discharged for cause within three years. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock pursuant to elections under the Key Employee Annual Bonus Plan. See note (2) below and "Compensation Committee Report on Executive Compensation."

(2) Pursuant to the Key Employee Annual Bonus Plan, each of these individuals elected to receive all or a portion of his bonus under the Incentive Bonus Plan for fiscal 1998, 1997 and 1996 in restricted stock, subject to forfeiture if the individual's employment terminates within three years for any reason other than death, disability, retirement or a change of control. See "Compensation Committee Report on Executive Compensation." The restricted stock received has a market value equal to twice the amount of the cash bonus that would have been paid absent the election.

(3) As of October 30, 1998, such individuals held the following numbers of shares of restricted stock with the following market values, based on the closing sale price of the Corporation's common stock on such date: Mr. Rompala, 43,606 shares, $1,223,693; Mr. Reyelts, 18,428 shares, $517,136;
     Mr. Erdahl, 11,983 shares, $336,273; Mr. Mansfield, 18,154 shares, $509,447; Mr. Briggs, 13,422 shares, $376,655. Dividends are paid on shares of restricted stock from the date of grant.

(4) Options indicated for fiscal 1998 were granted pursuant to the Key Employee Annual Bonus Plan based on a percentage of each individual's base salary for fiscal 1997. A portion of Mr. Rompala's 1996 option was granted in connection with his initial employment with the Corporation. Options indicated for fiscal 1998 exclude options granted in December 1998 pursuant to the Key Employee Annual Bonus Plan. See "Compensation Committee Report on Executive Compensation." All shares reported have been adjusted for a 2-for-1 stock split on March 21, 1997.

(5) Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.


STOCK OPTIONS

     The following table contains information concerning grants of stock options under the Corporation's 1991 Stock Option Plan to the Named Executives during fiscal 1998:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS                          POTENTIAL
                            ---------------------------------------------------       REALIZABLE VALUE
                                        % OF TOTAL                                   AT ASSUMED ANNUAL
                                         OPTIONS                                    RATE OF STOCK PRICE
                                        GRANTED TO                                    APPRECIATION FOR
                                        EMPLOYEES                                      OPTION TERM(3)
                             OPTIONS    IN FISCAL   EXERCISE PRICE   EXPIRATION  -----------------------
NAME                        GRANTED(1)    YEAR       PER SHARE(2)       DATE        5%           10%
----                        ----------  ---------   --------------   ----------  --------    ----------
Richard M. Rompala .......   45,000       11.3          $31.25        01/08/08   $884,250    $2,241,000
Paul C. Reyelts ..........   15,000        3.8           31.25        01/08/08    294,750       747,000
Steven L. Erdahl .........   11,000        2.8           31.25        01/08/08    216,150       547,800
William L. Mansfield .....   14,000        3.5           31.25        01/08/08    275,100       697,200
Stephen M. Briggs ........   13,000        3.3           31.25        01/08/08    255,450       647,400

--------------------
(1) All options granted become exercisable starting one year from date of grant in 20% increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.

(2) Exercise price is the fair market value of the Corporation's Common Stock, defined as the closing price on the day preceding the date that the option is granted.

(3) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 1998 and unexercised options held as of October 30, 1998:

          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                                                   OPTIONS AT               IN-THE-MONEY OPTIONS
                                   SHARES                       OCTOBER 30, 1998           AT OCTOBER 30, 1998(2)
                                ACQUIRED ON      VALUE     ---------------------------   ---------------------------
NAME                              EXERCISE    REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   -----------  -----------   -------------   -----------   -------------
Richard M. Rompala ...........         0             --      172,580        133,220      $1,712,411      $737,777
Paul C. Reyelts ..............     1,122        $16,966       15,732         28,308         165,426        82,999
Steven L. Erdahl .............         0             --       16,182         24,328         170,165        98,933
William L. Mansfield .........       870         13,155       14,902         28,868         141,292       104,820
Stephen M. Briggs ............       152          2,298       15,875         27,937         158,302       101,415

--------------------
(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation's Common Stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation's Common Stock on October 30, 1998.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation's incentive plans are designed to condition a significant amount of an executive's compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

COMPENSATION OF EXECUTIVE OFFICERS

     SALARY. In setting each executive officer's base salary, the Committee considers quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to the executive's duties and responsibilities. The Committee also compares the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page
12. Increases in base salary are determined on a calendar year basis in December of each year. The base salary of the Named Executives increased by an average of 4.6% from 1997 to 1998. The increases for 1998 reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity for fiscal 1997.

     BONUS PROGRAMS. Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the "Incentive Bonus Plan." In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as net income, gallon sales growth, return on equity and total expenses) and specific measures of performance within the participant's area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus of up to a specified percentage of the participant's salary (60%-80% for executive officers in fiscal
1998) will be paid, depending on the level of achievement of such participant's performance targets. For executive officers, general corporate performance measures and specific measures within the executive's area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonus earned by the Named Executives under the Incentive Bonus Plan for fiscal 1998 ranged from 41% to 52% of salary. Each of the Named Executives elected to receive all or a portion of the bonus in restricted stock pursuant to the Key Employee Annual Bonus Plan described in the following paragraph, with the restricted stock vesting in three years and with the market value of the shares of restricted stock equal to twice the amount of the cash bonus on the date of grant. At the Annual Meeting, the stockholders are voting on the approval of an Amended and Restated Key Employee Annual Bonus Plan that would restrict the criteria by which the bonuses under the Incentive Bonus Plan for certain officers could be determined. See "Proposal Number Three -- Approval of Amended and Restated Key Employee Annual Bonus Plan."

     Pursuant to the Key Employee Annual Bonus Plan, adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. See "Proposal Three -- Approval of Amended and Restated Key Employee Annual Bonus Plan." Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the plan can elect to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock, with the number of shares granted having a market value equal to twice the amount of the cash bonus. The participant must be employed on the last day of the fiscal year to receive the restricted stock grant for that fiscal year, and the restricted stock is granted in January of the following year. The restricted stock is forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a change of control. In addition, each employee selected for the fiscal year to participate in this plan also receives a non-qualified stock option, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The value of the shares subject to options for fiscal 1998 bonuses were 250% of the 1998 base salary for the Named Executives and 350% for the Chief Executive Officer. These options were granted in December 1998 with an exercise price based on the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. These grants are higher than prior years, in part to replace the Deferred Bonus Plan, which was discontinued following the award of the fiscal 1997 deferred bonus. Thirty-two employees, including all executive officers, were selected to participate for fiscal year 1998 in the plan. In addition, 491 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated as a percentage of base salary for the fiscal year based on performance.

     OPTION PROGRAMS. In 1991, the Corporation's stockholders approved the adoption of the Corporation's 1991 Stock Option Plan. Currently, 4,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. The stockholders are considering a proposal at the Annual Meeting to increase the shares reserved to 6,000,000 shares. See "Proposal Two -- Approval of

Amendments to 1991 Stock Option Plan." Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 1998 were calculated under the Key Employee Annual Bonus Plan as described under "Bonus Programs" above.

     DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. In December 1995, the Internal Revenue Service issued final regulations under Section 162(m). The Committee will continue to consider the continued deductibility of future compensation arrangements, in light of the final regulations, as one factor to consider in executive compensation decisions for executives. However, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements in the future under which compensation in excess of $1 million is not deductible under Section 162(m). Amendments to the 1991 Stock Option Plan and the provisions of the Key Employee Annual Bonus Plan being considered by the stockholders at the Annual Meeting are intended to permit future compensation income of the Named Executives received under such plans to be deductible by the Corporation.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     In setting Mr. Rompala's base salary, the Committee considered quantitative measures related to the Corporation's financial performance as well as a number of qualitative measures related to Mr. Rompala's duties and responsibilities. The Committee also compared Mr. Rompala's salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the stock performance graph on page 12. Mr. Rompala's base salary increased approximately 5.45% from fiscal 1997 to fiscal 1998. This increase reflected general corporate performance, based on sales, expenses, profits, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Rompala under the Incentive Bonus Plan. Mr. Rompala's performance targets included net income, sales growth, cash flow and total expenses. Mr. Rompala was eligible for a bonus of up to 80% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Rompala's compensation. Mr. Rompala's bonus earned under the Incentive Bonus Plan for fiscal 1998 was $298,604 if received in cash, or 52% of his salary. As described above under "Compensation of Executive Officers -- Bonus Programs," Mr. Rompala elected to receive the bonus in restricted stock and received stock options in December 1998 pursuant to the Key Employee Annual Bonus Plan. Under the formula provided in the Annual Bonus Plan, the value of the shares subject to the options for Mr. Rompala's fiscal 1998 bonus was 350% of his 1998 base salary.

                     SUBMITTED BY THE COMPENSATION COMMITTEE
                    OF THE CORPORATION'S BOARD OF DIRECTORS:

                    Susan S. Boren         Lawrence Perlman
                    Thomas R. McBurney     Michael P. Sullivan
                    Kendrick B. Melrose

STOCK PERFORMANCE GRAPH

     The graph below compares the Corporation's cumulative total shareholder return for the last five fiscal years with the cumulative total return of (1) the Standard & Poor's 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graph assumes the investment of $100 in the Corporation's Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 1993 and the reinvestment of all dividends.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
       AMONG THE VALSPAR CORPORATION, THE S&P 500 INDEX AND A PEER GROUP*


                              [PLOT POINTS CHART]


                             CUMULATIVE TOTAL RETURN
                -------------------------------------------------
                1993     1994     1995     1996     1997     1998
                ----     ----     ----     ----     ----     ----

Valspar         $100     $116     $126     $161     $196     $188
Peer Group      $100     $113     $118     $154     $171     $179
S&P 500         $100     $104     $131     $163     $215     $263


Assumes $100 invested on October 31, 1993 in the Common Stock of The Valspar Corporation, the S&P 500 Index and a line-of-business Peer Group, including reinvestment of dividends.

*PPG Industries, Inc., Rohm and Haas Company, Ferro Corporation, NL Industries,
 Inc., H.B. Fuller Company, The Sherwin-Williams Company, RPM, Inc., Lilly Industries, Inc., Lawter International, Inc. and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc. and Pratt & Lambert, Inc. were excluded from the Peer Group as a result of being acquired during 1995 or 1996 and Standard Brands Paint Company was excluded as a result of bankruptcy.

                               PROPOSAL NUMBER TWO

                APPROVAL OF AMENDMENTS TO 1991 STOCK OPTION PLAN

     In December 1998, the Corporation's Board of Directors approved two amendments to the 1991 Stock Option Plan (the "Plan"), subject to stockholder approval. The first amendment increases the number of shares reserved for issuance under the Plan from 4,000,000 shares to 6,000,000 shares. The second amendment limits the number of shares subject to options that may be granted to certain executive officers under the Plan in a single fiscal year to 500,000 shares.

SUMMARY OF THE 1991 STOCK OPTION PLAN

     On February 27, 1991, the stockholders of the Corporation adopted the Plan. The purpose of the Plan is to promote the success of the Corporation by facilitating the employment and retention of competent personnel and by furnishing incentives to employees and others upon whose efforts the success of the Corporation will depend to a large degree by encouraging stock ownership in order to increase such individuals' proprietary interest in the Corporation's success.

     TERM. Incentive stock options may be granted pursuant to the Plan through December 16, 2008, ten years from the date the amendments were adopted by the Board. Nonqualified Stock Options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

     ADMINISTRATION. The Plan is administered by a Committee (the "Committee") appointed by the Board from time to time which shall consist of not less than two members of the Board who are non-employee directors within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor Rule and outside directors within the meaning of Section 162(m) of the Code. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the type, form and conditions of the options (which may vary from optionee to optionee). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan.

     ELIGIBILITY. All salaried officers and employees of the Corporation or any subsidiary of the Corporation, and all other persons performing services for the Corporation (including directors, consultants or advisors) are eligible to receive options under the Plan. The Corporation currently has approximately 3,800 employees and an undetermined number of advisors or consultants.

     OPTIONS. When an option is granted under the Plan, the Committee in its discretion will specify the number of shares of Common Stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of the Corporation's Common Stock at the closing price on the day preceding the date of grant), the term of the option and whether it will be an incentive or nonqualified stock option. The closing sale price of the Corporation's Common Stock was $37.3125 on December 31, 1998.

     The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years. Each option granted under the Plan is nontransferable during the lifetime of the optionee. The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Code.

     Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by surrender (or deemed surrender through attestation) of previously acquired shares of Common Stock of the Corporation which has been owned for more than six months on the date of surrender valued at its then fair market value.

     AMENDMENT. The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation's stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (ii) change the designation of the class of individuals eligible to receive options; or (iii) materially increase the benefits accruing to optionees under the Plan. Furthermore, the Plan may not, without approval of the Corporation's stockholders, be amended in any manner which will cause the incentive stock options to fail to meet the requirements of incentive stock options as defined under the Code.

     The Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Committee may also provide for the protection of optionees in the event of a merger, liquidation, or reorganization of the Corporation.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     Some of the options to be granted to employees pursuant to the Plan may be intended to qualify as "incentive" stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will not realize any taxable income until he or she sells the shares. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Corporation is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

     Nonqualified stock options granted under the Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

PROPOSED AMENDMENTS TO 1991 STOCK OPTION PLAN

     The first proposed amendment increases the maximum aggregate number of shares issuable for stock grants under the Plan to 6,000,000 shares. As of December 31, 1998, without giving effect to this amendment, 4,000,000 shares had been reserved for issuance under the Plan and a total of 1,691,481 shares remained available for further option grants.

     The second proposed amendment limits the number of shares of Common Stock that may be covered by option grants to a person covered by Section 162(m) of the Internal Revenue Code during any fiscal year to 500,000 shares. Stockholder approval of this amendment will enable the Corporation to maximize the deductibility of compensation of these officers upon exercise of their future stock option grants under the 1991 Stock Option Plan.

VOTE REQUIRED

     The Board recommends that the stockholders approve the amendments to the 1991 Stock Option Plan. The affirmative vote of a majority of the shares represented at the annual meeting is required for approval.


                              PROPOSAL NUMBER THREE

         APPROVAL OF AMENDED AND RESTATED KEY EMPLOYEE ANNUAL BONUS PLAN

     In December 1998, the Board of Directors of the Corporation adopted The Valspar Corporation Amended and Restated Key Employee Annual Bonus Plan (the "Annual Bonus Plan"), subject to approval by the stockholders. The amendments established certain additional guidelines for granting restricted stock awards under the Annual Bonus Plan in order to permit compliance with the provisions of
Section 162(m) under the Internal Revenue Code of 1986, as amended.

SUMMARY OF THE ANNUAL BONUS PLAN

     On February 24, 1993, the stockholders of the Corporation originally approved the Annual Bonus Plan. The Corporation adopted the Annual Bonus Plan primarily to afford certain key employees (including executive officers), upon whose judgment, initiatives and efforts the Corporation is largely dependent for the successful conduct of its business, the opportunity to obtain a proprietary interest in the growth and performance of the Corporation. This purpose is accomplished by encouraging the conversion of performance based cash bonuses to grants of the Corporation's restricted stock and by granting options to acquire the Corporation's stock based on the performance of the participant.

     ADMINISTRATION AND TYPES OF AWARDS. The Annual Bonus Plan is administered by the Board's Compensation Committee, which has the power to interpret the Annual Bonus Plan and select those key employees (including executive officers) who are eligible to receive restricted stock and stock options pursuant to the Annual Bonus Plan in connection with their cash bonus under the Corporation's Incentive Bonus Plan. Thirty-two employees, including all executive officers, were selected to participate for fiscal year 1998 in the Annual Bonus Plan. The Annual Bonus Plan, as amended, defines certain additional standards for awards to executive officers and other key employees of the Corporation as described under "Proposed Amendments to Annual Bonus Plan" below.

     RESTRICTED STOCK AWARDS. Prior to the beginning of each fiscal year, an employee selected for that fiscal year to participate in the Annual Bonus Plan can elect to convert all or any portion of the cash bonus that the participant may earn under the Incentive Bonus Plan into a grant of restricted stock. The number of shares granted is determined by dividing twice the amount of the cash bonus that is converted into restricted stock by the average closing price of the Corporation's Common Stock for the ten business days immediately prior to the date on which the cash bonus would have been otherwise paid. On December 31, 1998, the closing sale price of the Corporation's Common Stock was $37.3125 per share. The maximum number of shares currently issuable for restricted stock grants under the Annual Bonus Plan is 1,400,000.

     The Annual Bonus Plan, as amended and restated in 1998, defines certain additional standards for awards to certain executive officers designated by the Compensation Committee (the "Designated Executive Officers") and other key employees of the Corporation, who shall always include the Chief Executive Officer, the Chief Operating Officer and the President. With respect to the Designated Executive Officers, (i) the Compensation Committee will identify specific performance targets and maximum bonus levels, as a percentage of base salary, for each Designated Executive Officer under the Incentive Bonus Plan within the first 90 days of each fiscal year and record these targets and bonus levels in writing; (ii) the performance targets for Designated Executive Officers shall be limited to one or more of the following categories for the fiscal year, either on an absolute basis or a comparative basis with other fiscal years: gross or net sales, expenses as a percentage of net sales, inventory turns, earnings per share, return on average equity, cash flow and gallon sales; (iii) the Committee will certify in writing following the end of the fiscal year whether the performance targets have been met and the level of the Cash Bonus Amount earned under the Incentive Bonus Plan; and (iv) the maximum Cash Bonus Amount for any Designated Executive Officer under the Incentive Bonus Plan for any Fiscal Year shall be $1,000,000. The maximum number of shares of restricted stock that may be granted to any Designated Executive Officer under the Annual Bonus Plan in any fiscal year is 250,000 shares.

     The participant must be employed on the last day of any fiscal year to receive any restricted stock grant for that fiscal year. Any restricted stock generally shall be forfeitable for three years from the date of grant if the participant's employment with the Corporation terminates for any reason other than death, disability, retirement or a "change in control." For purposes of the Annual Bonus Plan, a "change of control" means: (i) an increase or decrease of any person's equity ownership in the Corporation by more than twenty percentage points from the level on December 16, 1998, or (ii) certain changes in the composition of the Corporation's Board of Directors.

     STOCK OPTION GRANTS. In addition, each employee selected for the fiscal year to participate in the Annual Bonus Plan who earns a cash bonus under the Incentive Bonus Plan shall receive a nonqualified stock option. Such options are granted under the terms of the 1991 Stock Option Plan and do not reduce the number of shares available for restricted stock grants under the Annual Bonus Plan. Each option will be granted on the date on which the participant's cash bonus option shall be determined, with the number of shares subject to the option calculated as a percentage of base salary for the fiscal year based on performance. The percentage of base salary upon which the option is based is determined each year for each participant by the Compensation Committee. The option price shall be the closing price of a share of the Corporation's Common Stock on the day prior to the date on which the number of shares included in the nonqualified stock option is determined. Generally, each option shall have a term of ten years. Options granted through fiscal 1998 were exercisable as to 20% of the shares on each of the five succeeding anniversaries of the date of grant and options granted in fiscal 1999 and subsequent fiscal years become exercisable as to one-third of the shares on each of the three succeeding anniversaries of the date of grant. If the participant's employment terminates because of death, disability, retirement or a "change of control," the option shall immediately become fully exercisable.

     AMENDMENT. The Board of Directors or the Compensation Committee may terminate or amend the Annual Bonus Plan at any time, except that the terms of the nonqualified stock options or restricted stock grants then outstanding shall not be affected without the consent of the participant. Neither the Board of Directors nor the Compensation Committee may amend the Annual Bonus Plan without the approval of the Corporation's stockholders if the amendment would materially increase the total number of shares of Common Stock that may be granted to participants, materially increase the benefits accruing to any participant or materially modify the requirements as to eligibility for participation in the Annual Bonus Plan.

     CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. Participants who receive all or any portion of their cash bonus in the form of restricted stock are not required to recognize compensation taxable as ordinary income in the year that the restricted stock is granted. Instead, these participants will recognize compensation taxable as ordinary income for the year in which the shares of stock are no longer subject to a risk of forfeiture. Any dividends paid with respect to restricted stock prior to the time that the risk of forfeiture lapses will be taxed as additional compensation income, while dividends paid after the risk of forfeiture lapses will be taxed as dividend income.

     Nonqualified stock options granted to participants under the terms of the 1991 Stock Option Plan are not intended to and do not qualify for the favorable tax treatment available to incentive stock options under Section 422 of the Internal Revenue Code. Generally, no tax results upon the grant of a nonqualified stock option. In the year that the nonqualified stock option is exercised, the participant must recognize compensation taxable as ordinary income equal to the difference between the option price and the fair market value of the shares on the date of exercise.

     The Corporation will receive a deduction equal to the amount of compensation the participant is required to recognize as ordinary income, whether from a cash payment, the lapse of the risk of forfeiture on restricted stock or the exercise of a nonqualified stock option, if the Corporation complies with any applicable federal income tax withholding.

RESTRICTED STOCK AND STOCK OPTIONS GRANTED UNDER THE ANNUAL BONUS PLAN

     Approximately 535,680 shares of restricted stock have been granted to date under the Annual Bonus Plan. The following table sets forth information as to the restricted stock granted in January 1999 and stock options granted in December 1998 that were granted to each of the Named Executives and each of the groups described below for performance in fiscal 1998 pursuant to the Annual Bonus Plan.


                    RESTRICTED STOCK AND STOCK OPTION GRANTS

                                                                                           NUMBER OF SHARES     NUMBER OF
NAME OF INDIVIDUAL                           POSITION OR TITLE          RESTRICTED STOCK     OF RESTRICTED    OPTION SHARES
OR NUMBER IN GROUP                        AS OF OCTOBER 30, 1998        DOLLAR VALUE ($)     STOCK GRANTED       GRANTED
----------------------------------   --------------------------------   ----------------   ----------------   -------------
Richard M. Rompala                   Chairman, President and CEO           $  597,208           16,659            55,000
Paul C. Reyelts                      Vice President, Finance                  226,968            6,331            17,500
Steven L. Erdahl                     Vice President, Industrial Group         243,240            6,785            17,500
William L. Mansfield                 Vice President, Packaging Group          159,989            4,463            17,500
Stephen M. Briggs                    Vice President, Consumer Group           157,872            4,404            17,500

All executive officers as a group,
 consisting of 10 persons                                                  $1,954,104           54,509           194,500
Non-executive employee group                                               $1,211,700           33,797           115,850

APPROVAL OF AMENDED AND RESTATED ANNUAL BONUS PLAN

     The Board is seeking stockholder approval of the Annual Bonus Plan, as amended and restated, including the categories of performance targets for the Designated Executive Officers under the Incentive Bonus Plan. This approval is intended to permit compliance with the requirements of Section 162(m) of the Internal Revenue Code, which restricts the deductibility of compensation of the chief executive officer and certain other executive officers to $1 million per year. Stockholder approval of these amendments will enable the Corporation to maximize the deductibility of compensation of these officers upon vesting of their restricted stock grants under the Annual Bonus Plan.

VOTE REQUIRED

     The Board recommends that the stockholders approve the Amended and Restated Key Employee Annual Bonus Plan. The affirmative vote of the majority of the shares represented at the annual meeting is required for approval of the Amended and Restated Key Employee Annual Bonus Plan.


                              PROPOSAL NUMBER FOUR

                             APPOINTMENT OF AUDITORS

     Unless otherwise directed by the stockholders, shares represented by proxy at the meeting will be voted in favor of ratification of the appointment of the firm of Ernst & Young LLP to examine the accounts of the Corporation for the year ending October 29, 1999. Management believes that neither Ernst & Young LLP nor any of its partners presently has or has held within the past three years any direct or indirect interest in the Corporation. A representative of Ernst & Young LLP is expected to be present at the 1999 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

     At least once each year, the non-officer directors, acting as the Audit Committee, review the services that may be provided by Ernst & Young LLP during the year, consider the effect that performing such services might have on audit independence, and approve guidelines under which management may engage Ernst & Young LLP to perform non-audit services.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Stockholders of record on December 31, 1998 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 43,428,113 shares of Common Stock, each share being entitled to one vote.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

       NAME AND ADDRESS                              SHARES         PERCENT
       OF BENEFICIAL OWNER                     BENEFICIALLY OWNED   OF CLASS
       -------------------                     ------------------   --------

       C. Angus Wurtele                           4,579,978(1)       10.5%
       1101 Third Street South
       Minneapolis, MN 55415

       Resource Trust Company                     4,042,281(2)        9.25%
       900 Second Avenue South
       Minneapolis, MN 55402

       Capital Research and Management Co.        3,341,000(3)        7.6%
       333 South Hope Street
       Los Angeles, CA 90071

       Nicholas Company, Inc.                     2,236,650(4)        5.2%
       700 North Water Street
       Milwaukee, WI 54202

---------------------
(1) Includes 188,334 shares held as of October 31, 1998 through the Valspar Stock Ownership Trust, 19,361 shares held as of October 31, 1998 through the Valspar Profit Sharing Plan, 49,580 shares which may be acquired within 60 days by exercise of outstanding options, 43,128 shares owned by Mr. Wurtele's wife and 652,080 shares held for his benefit as co-trustee with Resource Trust Company.

(2) Shares reported on Schedule 13G as of December 31, 1997. Resource Trust Company reports shared investment and voting power over all such shares, including the shares disclosed in Note (1) above.

(3) Shares reported on Schedule 13G as of December 31, 1997. Capital Research and Management Company, an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

(4) Nicholas Company, Inc., as an investment adviser, reports no voting power over such shares and sole investment power over all such shares.

SHARE OWNERSHIP OF MANAGEMENT

     The following table lists, as of December 31, 1998, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer owns as much as 1% of the total outstanding shares of Common Stock.

   NAME                                   SHARES(1)      NAME                             SHARES(1)
   ----                                   ---------      ----                             ---------
   Susan S. Boren ....................      8,949(2)    Gregory R. Palen .............     12,150(4)
   Stephen M. Briggs .................     92,065(3)    Lawrence Perlman .............      7,722
   Jeffrey H. Curler .................      3,091       Edward B. Pollak .............      3,106
   Steven L. Erdahl ..................    160,527(3)    Paul C. Reyelts ..............    392,066(3)(5)
   William L. Mansfield ..............     80,244(3)    Richard M. Rompala ...........    302,984(3)
   Thomas R. McBurney ................     13,453       Michael P. Sullivan ..........     10,961(6)
   Kendrick B. Melrose ...............     14,980
   All directors and executive officers as a group ...................................  6,031,204(3)(7)

--------------------
(1) Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.

(2)  Includes 804 shares for which Ms. Boren is Custodian for minor children.

(3) Includes shares indirectly owned as of October 31, 1998 through the Valspar Stock Ownership Trust and the Valspar Profit Sharing Plan, respectively and over which each participant has sole voting power, as follows: Mr. Rompala -- 1,427 and 416; Mr. Reyelts -- 32,770 and 10,240; Mr. Erdahl -- 18,638
     and 14,796; Mr. Mansfield -- 10,186 and 0; Mr. Briggs -- 3,891 and 1,462
     and executive officers as a group, 96,149 and 27,188. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation's stock option plans, as follows: Mr. Rompala, 189,754 shares; Mr. Reyelts, 24,540 shares; Mr. Erdahl, 24,284 shares; Mr. Mansfield, 23,656 shares; Mr. Briggs, 24,638 shares; and executive officers as a group, 419,472 shares.

(4)  Includes 120 shares owned by Mr. Palen's wife.

(5)  Includes 30,080 shares owned by Mr. Reyelts' wife.

(6) Does not include 1,015 shares owned by a household member for which Mr. Sullivan disclaims any beneficial ownership.

(7)  Represents 13.9% of the outstanding Common Stock. Includes shares owned by
     C. Angus Wurtele as indicated under "Share Ownership of Certain Beneficial Owners" above.

                             ADDITIONAL INFORMATION

OTHER BUSINESS

     Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2000 STOCKHOLDER PROPOSALS

     The deadline for submission of stockholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Corporation's proxy statement for its 2000 Annual Meeting of Stockholders is September 30, 1999. Additionally, if the Corporation receives notice of a stockholder proposal after December 7, 1999, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2000 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.


                                        By Order of the Board of Directors,



                                        ROLF ENGH,
                                        SECRETARY

Minneapolis, Minnesota
January 22, 1999


                          PLEASE SIGN, DATE AND RETURN
                      YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             THE VALSPAR CORPORATION                 APPENDIX A
                             1991 STOCK OPTION PLAN
                               AS AMENDED 12/16/98

1.     PURPOSES OF THE PLAN

       The purposes of the 1991 Stock Option Plan (the "Plan") are (i) to enhance the ability of The Valspar Corporation (the "Company") and its subsidiary companies to attract and retain superior personnel and (ii) to stimulate and reward their interest and initiative. The Plan is designed to enable key officers and employees, and certain other key individuals who perform services for the Company, to contribute to the Company's strategic performance objectives by making such individuals eligible to receive options to purchase common stock of the Company as provided herein. Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options or incentive stock options as defined in
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to such limits as may be imposed by existing or future laws or by the Plan, nonqualified stock options or incentive stock options or both may be granted to eligible individuals.

2.     STOCK SUBJECT TO THE PLAN

       Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) ("common stock"), not to exceed a maximum of 4,000,000 shares, and may be unissued shares or reacquired shares. If any options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

3.     ADMINISTRATION

       The Plan shall be administered by a committee (the "Committee"), appointed from time to time by the Company's Board of Directors (the "Board"), consisting of not less than two members of the Board. Each Committee member shall be (a) non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor Rule and
(b) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. Except as provided below, the Committee shall determine from time to time (i) the individuals to whom grants will be made; (ii) the number of shares to be granted; and (iii) the terms and provisions of each option (which need not be identical). Except as provided below, each grant shall be in such form and content as the Committee shall determine.

       The Committee may from time to time adopt rules for carrying out the Plan and for its interpretation and construction which rules shall be final, conclusive and binding on all parties. All determinations of the Committee shall be made by a majority of the Committee. Any determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a duly constituted meeting.

       The Company's Chief Executive Officer may, on a discretionary basis and without Committee review or approval, grant options to purchase up to 5,000 shares each to new employees of the Company who are not officers of the Company. Such discretionary option grants shall not exceed 25,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Office shall determine from time to time (i) the new employees to whom grants will be made, (ii) the number of shares to be granted, and (iii) the terms and provisions of each option (which need not be identical).

4.     ELIGIBILITY

          Options will be granted only to salaried officers and employees of the Company or of a subsidiary (as defined in Section 425 of the Code) and to any other individual who performs services for the Company and contributes to its strategic performance objectives, including, without limitation, members of the Board of Directors, consultants and advisors ("Optionee"); provided, however, that a consultant or advisor shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or a subsidiary and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

       Notwithstanding any other provisions of the Plan, the maximum number of shares of Common Stock that may be covered by option grants to a person covered by Section 162(m) of the Code during any fiscal year shall be 500,000 shares.

5.     OPTION PRICE

       The exercise price of each option shall be not less than 100% of the fair market value of the common stock at the closing price on the day preceding the date that such option is granted.

6.     EXERCISE OF OPTION

       The Committee may prescribe at the time of grant that the option will be exercisable in full or in installments at any time or from time to time. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock which has been owned for more than six months on the date of surrender valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

7.     WITHHOLDING OF TAXES

       Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

8.     NON-TRANSFERABILITY

       Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee or Optionee's legal representative or guardian may exercise the option.

9.     DILUTION OR OTHER ADJUSTMENTS

       The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

10.    MERGERS, ACQUISITION OR OTHER REORGANIZATION

       The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

11.    AMENDMENT OF THE PLAN

       The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, provided, however, that no amendment to increase the number of shares with respect to which options may be granted, or to increase materially the benefits accruing to Optionees, or to materially modify the requirements as to eligibility, shall be effective without stockholder approval where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any Optionee with respect to a prior grant without such Optionee's written consent.

12.    DURATION OF THE PLAN

       The Amended Plan shall become effective as of December 16, 1998, subject to stockholder approval of the limitation on options granted to a person covered by Section 162(m) of the Code pursuant to Section 4. Incentive Stock Options may be granted from time to time during a period of ten (10) years from the effective date of the Amended Plan. Nonqualified stock options may be granted from time to time from the effective date until the Plan is discontinued or terminated by the Board.

                             THE VALSPAR CORPORATION                 APPENDIX B
                         KEY EMPLOYEE ANNUAL BONUS PLAN


PURPOSE:

The purpose of The Valspar Corporation Key Employee Annual Bonus Plan is to more closely align the goals and motivation of management with those of other Valspar shareholders and to provide key personnel with a long-term capital appreciation opportunity. This purpose is accomplished by granting options to acquire Valspar stock based on the performance of the Participant and Valspar and by encouraging the conversion of performance based cash bonuses to grants of restricted Valspar stock.

DEFINITIONS:

"Bonus and Election Form" shall mean the form used from time to time by Valspar for Participants to make elections under the Plan for each Fiscal Year.

"Cash Bonus Amount" shall mean the amount determined for a Participant for a particular Fiscal Year as set forth in Section 2 below. The amount of the Cash Bonus Amount will not change if all or part is converted into a restricted stock grant pursuant to the terms of this Plan.

"Change of Control" shall be deemed to have occurred if (i) any person increases or decreases its percentage equity ownership in Valspar by more than twenty percentage points from that person's percentage equity ownership in Valspar on the date hereof or (ii) a majority of the members of the board of directors of Valspar were not nominated and approved by the board of directors as it existed prior to the election of such directors. For the purposes of this definition, a "person" shall include an individual, corporation, partnership, trust or other legal entity or any group of such persons acting in concert. In calculating the ownership interest of any person, all securities for which such person is a beneficial owner as that term is used in Rule 13d-3, as then in effect, under the Securities Exchange Act of 1934 shall be included.

"Committee" shall mean the Compensation Committee of the Board of Directors of Valspar as constituted from time to time; provided, however, each member of the Committee shall be an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations thereunder.

"Disability" shall mean permanent disability as that term is defined under the long term disability insurance coverage offered by Valspar to its employees at the time the determination is to be made.

"Eligible Employee" shall mean an Employee that the Committee has determined to permit to become a Participant.

"Employee" shall mean each person who is an employee of Valspar which term shall include both full and part-time employees but shall not include independent contractors providing services to Valspar.

"Fiscal Year" shall mean the period corresponding with each of the fiscal years of Valspar.

"Option Plan" shall mean The Valspar Corporation 1991 Stock Option Plan, or any other stock option plan of Valspar designated by the Committee.

"Participant" shall mean an Eligible Employee that has executed a Bonus and Election Form and who remains a Participant pursuant to the provisions of
Section 1 of the Plan.

"Plan" shall mean The Valspar Corporation Key Employee Annual Bonus Plan, as set forth herein and as amended from time to time.

"Plan Administrator" shall mean the person or persons designated as such from time to time by the Committee. If no person is designated as the Plan Administrator, the Plan Administrator shall be the Secretary of Valspar.

"Retirement" shall mean the termination of employment with Valspar at any time after the Employee has attained the age of sixty years (or age fifty-five with an executed non-compete agreement) for any reason other than Termination for Cause.

"Stock" shall mean the common stock of Valspar, par value $.50 per share.

"Termination for Cause" shall mean the termination of employment with Valspar as a result of an illegal act, gross insubordination or willful violation of a Valspar policy by an Employee.

"Valspar" shall mean The Valspar Corporation, a Delaware corporation, with its principal offices in Minneapolis, Minnesota.

PLAN:

       1. PARTICIPANTS: From time to time, the Committee shall determine the Employees who will be Eligible Employees under the Plan. As soon as possible after the Committee has made its determination, the Plan Administrator will notify each Eligible Employee of his/her eligibility. An Eligible Employee shall become a participant by executing a Bonus and Election Form and filing it with the Plan Administrator. A Participant will cease being a Participant upon the earlier of (i) his/her termination of employment with Valspar for any reason or
(ii) a determination by the Committee that he/she shall no longer be an Eligible Employee.

       2. CASH BONUS DETERMINATION AND AMOUNT:

       (a) Each Participant will be eligible to earn a Cash Bonus Amount calculated as a percentage of that Participant's base salary for the Fiscal Year based on the performance of the Participant and/or Valspar for such Fiscal Year as determined pursuant to The Valspar Corporation Incentive Bonus Plan for Key Employees (the "Incentive Plan").

       (b) With respect to any executive officers designated by the Committee (the "Designated Executive Officers"), who shall always include the Chief Executive Officer, the Chief Operating Officer and the President, (i) the Committee will identify specific performance targets and maximum bonus levels, as a percentage of base salary, for each Designated Executive Officer under the Incentive Plan within the first 90 days of each Fiscal Year and record these targets and bonus levels in writing; (ii) the performance targets for Designated Executive Officers shall be limited to one or more of the following categories for the Fiscal Year, either on an absolute basis or a comparative basis with other Fiscal Years: gross or net sales, expenses as a percentage of net sales, inventory turns, earnings per share, return on average equity, cash flow, and gallon sales; (iii) the Committee will certify in writing following the end of the Fiscal Year whether the performance targets have been met and the level of the Cash Bonus Amount earned under the Incentive Plan; and (iv) the maximum Cash Bonus Amount for any Designated Executive Officer under the Incentive Plan for any Fiscal Year shall be $1,000,000.00.

       3. RESTRICTED STOCK GRANT:

       (a) A Participant may elect prior to the beginning of each Fiscal Year to convert all or any portion of his/her Cash Bonus Amount for that Fiscal Year into a grant of restricted Stock. The number of shares of Stock contained in the grant of restricted Stock for each Fiscal Year shall be determined by dividing twice the Cash Bonus Amount for that Fiscal Year that is converted into a grant of restricted Stock by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days immediately prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid. The maximum number of shares that may be granted to any Designated Executive Officer under this Section 3(a) for any Fiscal year shall be 250,000 shares.

       (b) Notwithstanding the fact that the number of shares of Stock contained in the grant of restricted Stock is not determined until after the end of each Fiscal Year, a Participant who is a Participant on the last day of a Fiscal Year shall be entitled to his/her Cash Bonus Amount and/or grant of restricted Stock for such Fiscal Year even if such Participant is not a Participant on the date the Cash Bonus Amount is determined or paid or when the number of shares of Stock to be contained in the grant of restricted Stock is determined or the certificate representing those shares is issued.

       (c) Immediately upon determination of the number of shares of Stock contained in the grant of restricted Stock, Valspar shall cause to be issued a stock certificate representing such shares of Stock in the name of the Participant. All certificates representing shares of Stock that are subject to the risk of forfeiture set forth in Section 3(d) below shall be held for Valspar by the Plan Administrator; provided, however, the person in whose name the certificate is issued shall be entitled to vote the shares represented by such certificate and receive dividends attributable thereto until such time, if ever, the shares are forfeited pursuant to Section 3(d) below.

       (d) The shares of Stock contained in each grant of restricted Stock are forfeitable for three years from the date of the grant if the Participant's employment with Valspar terminates for any reason other than death, Disability, Retirement or Change of Control. Such shares of Stock shall not be forfeitable if the Participant's employment with Valspar terminates during such three year period as a result of the Participant's death, Disability or Retirement or a Change of Control of

Valspar or if the Participant's employment with Valspar terminates after the end of such three year period. At such time as the foregoing risk of forfeiture lapses, the certificate representing the shares of Stock shall be distributed to the person in whose name it was issued, or if appropriate that person's estate. If the shares of Stock are forfeited, the certificate representing those shares shall be canceled.

       (e) A maximum of 1,400,000 shares of Stock may be issued as restricted Stock under the Plan.

       4. NONSTATUTORY STOCK OPTIONS:

       (a) For each Fiscal Year, each Participant will be granted a nonstatutory stock option under the Option Plan. The number of shares of Stock included in the nonstatutory stock option will be determined by dividing a percentage of the participant's base salary by the average closing price of one share of Stock on the New York Stock Exchange for the ten business days prior to the date on which the Cash Bonus Amount for such Fiscal Year was to be paid.

       (b) Each such option shall be evidenced by an option agreement between the Participant and Valspar which shall be prepared and executed as soon as possible after the determination of the number of shares of Stock to be covered by the option. The option agreement shall provide for an exercise price per share equal to the closing price of one share of Stock on the New York Stock Exchange on the day prior to the date on which the number of shares of Stock included in the nonstatutory stock option is determined, a term of ten years, vesting at the rate of 33 1/3% per year so that the option will be fully exercisable three years after the date of grant and will permit the option to be exercised by surrendering other shares of Stock owned by the Participant.

       5. MISCELLANEOUS:

       (a) The Board of Directors of Valspar or the Committee may, at any time and without further action on the part of the shareholders of Valspar, terminate this Plan or make such amendments as it deems advisable and in the best interests of Valspar; provided, however, that no such termination or amendment shall, without the consent of the Participant, materially adversely affect or impair the right of the Participant with respect to a Cash Bonus Amount that the Participant has already earned or a grant of restricted Stock or a nonstatutory stock option that the Participant has already received; and provided, further, that unless the shareholders of Valspar shall have approved the same, no amendment shall, either directly or indirectly:

           (1) Materially increase the total number of shares of Stock that may be awarded under this Plan to all Participants;

           (2) Materially increase the benefits accruing to Participants under the Plan; or

           (3) Materially modify the requirements as to eligibility for participation in the Plan.

       (b) Valspar shall be entitled to withhold and deduct from future wages of a Participant or from the Cash Bonus Amount, or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state and local withholding and employment-related tax requirements attributable to the lapse of restrictions applicable to the grant of restricted Stock pursuant to the Plan, or shall require the Participant promptly to remit the amount of such withholding tax obligations to Valspar before issuing any certificate for shares of Stock awarded under a grant of restricted Stock. Subject to such rules as the Committee may adopt, the Committee may, in its sole discretion, permit a Participant to satisfy such withholding tax obligations, in whole or in part, with shares of Stock having an equivalent fair market value or by electing to have Valspar withhold shares of Stock having an equivalent fair market value from the shares that may be issued pursuant to a grant of restricted Stock; provided, however, that the Participant must comply with any applicable provisions of Rule 16b-3 or its successor, as then in effect, of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.

       (c) The categories of performance criteria for Designated Executive Officers under Section 2(b) shall be subject to shareholder approval at the first shareholders meeting following the Fiscal Year ending October 30, 1998. These categories, or new categories of performance criteria for the Designated Executive Officers, shall be subject to shareholder approval at the first shareholders meeting following the end of each fifth Fiscal Year after 1998.

                                                                           PROXY

                            THE VALSPAR CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY and RICHARD M. ROMPALA, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 24, 1999, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

(1)  To elect four directors (Class I) for a term of three years:

                     THOMAS R. MCBURNEY, RICHARD M. ROMPALA,
                      MICHAEL P. SULLIVAN, C. ANGUS WURTELE

     FOR all nominees listed           WITHHOLD
     (except as marked to the          authority to vote for
     contrary)   [ ]                   all nominees listed   [ ]


    (Instructions: To withhold authority to vote for any nominee, write that nominee's name in the space provided below.)

    ------------------------------------------------------------------------

                          (CONTINUED ON THE OTHER SIDE)

(2) To approve amendments to the Corporation's 1991 Stock Option Plan and an increase in the shares reserved under the Plan.

                  For           Against           Abstain

                  [ ]             [ ]               [ ]

(3) To approve the Corporation's Amended and Restated Key Employee Annual Bonus Plan.

                  For           Against           Abstain

                  [ ]             [ ]               [ ]

(4) Ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

                  For           Against           Abstain

                  [ ]             [ ]               [ ]

(5) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.

                                        This proxy when properly executed will
                                        be voted in the manner directed herein
                                        by the undersigned stockholder. If no
                                        direction is made, this proxy will be
                                        voted FOR items 1, 2, 3 and 4.


                                        ______________________________________


                                        ______________________________________
                                              Signature of Stockholder(s)


                                        Date:_________________________________

                                        NOTE: Please sign your name exactly as
                                        it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

 Please sign, date and return this proxy promptly in the enclosed postage paid envelope.